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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549




                                  FORM 8-K

                               CURRENT REPORT
                   PURSUANT TO SECTION 13 OR 15(d) OF THE
                      SECURITIES EXCHANGE ACT OF 1934

             Date of Report (Date of earliest event reported):
                               April 23, 1995


                                VENCOR, INC.
           (Exact name of registrant as specified in its charter)



      STATE OF DELAWARE         1-10989           61-1055020
(State or other jurisdiction   (Commission       (IRS Employer
      of incorporation)        File Number)      Identification No.)



         3300 PROVIDIAN CENTER
        4000 WEST MARKET STREET
         LOUISVILLE, KENTUCKY                      40202
(Address of principal executive offices)         (Zip Code)



Registrant's telephone number, including area code: (502) 569-7300




                                    N/A
       (Former name or former address, if changed since last report)

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Item 5.     Other Events

            The following information was included in a press release issued by Vencor, Inc., a Delaware corporation (the "Company") on April 24, 1995:

            The Company, and The Hillhaven Corporation, a Nevada corporation ("Hillhaven"), today jointly announced that they have entered into a definitive merger agreement pursuant to which the Company would acquire Hillhaven, which would be merged with and into Veritas Holdings Corp., a Delaware corporation and a wholly-owned subsidiary of the Company. The consolidated company, operating as the Company, will be one of the nation's largest diversified healthcare providers, offering a broad continuum of respiratory, rehabilitation and other medical services. Revenues for the merged companies will approximate $2.1 billion annually.

            Under terms of the agreement, Hillhaven stockholders will receive $32.25 in value in the Company's common stock for each share owned of Hillhaven common stock. Based on the closing price of $37.00 per share of the Company's shares on Friday, April 21, 1995, the terms equate to an exchange ratio of 0.872 share of the Company's common stock for each share of Hillhaven common stock. The agreement specifies that the exchange ratio can be adjusted under certain circumstances depending on the Company's market price prior to closing, but not less than 0.768 or more than 0.977.

            The transaction, which has been approved by the board of directors of each company, will be accounted for as a pooling of interests and be a tax-free reorganization. The merger agreement is subject to certain regulatory approvals as well as approval by the shareholders of each company at special meetings expected to be held within the next 90 days. Closing of the merger is expected during the third calendar quarter of 1995.

            This transaction anticipates the completion of Hillhaven's previously announced acquisition of Nationwide Care Inc., a privately-held operator of nursing and subacute care centers. Following the completion of that transaction, Hillhaven will have approximately 42.7 million fully diluted common shares outstanding. The equity value of the merger between the Company and Hillhaven will therefore be valued at approximately $1.4 billion, based on the exchange terms. The total value of the transaction, including the assumption of Hillhaven's debt by the Company and other financial obligations, will approximate $1.9 billion. The Company currently has 33.2 million fully diluted common shares outstanding.

            For the year ended December 31, 1994, the Company reported net revenues of $400.0 million and net income of $31.4

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million, or $1.13 per share fully diluted.  In the fiscal year ended May
31, 1994, Hillhaven reported net revenues of $1.4 billion and net income of $57.5 million, or $1.71 per share fully diluted.

            Upon completion of the merger, the Company will become one of the nation's largest healthcare providers with operations in 38 states covering 82% of the nation's population. The Company's operations will encompass 35 long-term, acute care hospitals as well as 310 nursing centers with 39,000 beds, 58 institutional pharmacy outlets and 23 retirement housing communities with 3,000 apartments. Healthcare services provided through this network of facilities will include acute cardiopulmonary care, subacute and post-operative care, inpatient and outpatient rehabilitation, specialized care for Alzheimer's disease, pharmacy services and retirement and assisted living. The Company will also provide a broad menu of respiratory therapy, rehabilitation (physical, occupational and speech) and subacute services to more than 1,000 non-affiliated nursing and subacute care centers on a contract basis.

            Following the merger, W. Bruce Lunsford will remain Chairman, Chief Executive Officer and President of the Company. Bruce L. Busby, currently Chairman and Chief Executive Officer of Hillhaven, will serve as President of the newly formed nursing center division of the Company. Busby and two other Hillhaven directors will join the Company's board, increasing its size from eight to eleven directors.

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                                 SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                              VENCOR, INC.


Date:  April 24, 1995         By:  /s/ Jill L. Force
                                   Jill L. Force
                                   Secretary and General Counsel